Exhibit 10.3

2005 INCENTIVE COMPENSATION PLAN

PERFORMANCE TARGETS

Officers and Executives:

Intent:  To provide a long term and a short term incentive for retention and align company and employee goals.

Short-term Incentive Component

Measurement Criteria:  Award based on achieving operating income budgeted plans of MarkWest Hydrocarbon and MarkWest Energy, and on department/individual goals and performance, with each criterion weighted based on individual and department responsibilities to align performance and goals.

Threshold:  The payout of incentive awards is contingent upon EBITDA (earnings before interest, taxes, depreciation, depletion and amortization) being a minimum of 90% of target for both MarkWest Energy and MarkWest Hydrocarbon.

Incentive Award Range:  The incentive award range is set from 30% to 50% of base salary depending on level and performance achievement, with opportunity for stretch incentive awards in the range of 30% to 50% if stretch performance is achieved.

Payout:  cash.

Long-term Incentive Component

Measurement Criteria:  Award based on achieving operating income budgeted plans of MarkWest Hydrocarbon and MarkWest Energy and department/individual goals and performance, with each criteria weighted based on individual and department responsibilities to align performance and goals.

Incentive Award Range:  The incentive award range is set from 30% to 50% of base salary depending on level and performance achievement.

Payout:  MarkWest Hydrocarbon restricted shares or MarkWest Energy phantom shares.  Share/Units will vest over a three year period.